EXHIBIT (h)(1)

EXECUTION VERSION
TRANSFER AGENCY AND SERVICE AGREEMENT

THIS AGREEMENT is made as of the 27th day of August, 2025, by and between the Trust (hereinafter the "Trust") listed on Appendix A hereto (as such Appendix be amended from time to time) and THE BANK OF NEW YORK MELLON, a New York corporation authorized to do a banking business having its principal office and place of business at 240 Greenwich Street, New York, New York 10286 (the "Bank"). The Bank and the Trust are collectively referred to as the "Parties" and individually as a "Party."

WHEREAS, the Trust is authorized to issue shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, such series shall be named under the respective Trust in the attached Appendix A, which may be amended by the parties from time to time (each such series being herein referred to as a "Series", and collectively as the "Series");

WHEREAS, the Trust will ordinarily issue for purchase and redeem shares of the Trust (the "Shares) only in aggregations of Shares known as "Creation Units" (each a "Creation Unit") principally in kind;

WHEREAS, only financial intermediaries that are "Authorized Participants" and that have entered into an Authorized Participant Agreement (each, a "Participant Agreement") with the Trust's principal underwriter (the "Distributor"), acting on behalf of the Trust, shall be authorized to create and redeem Shares in Creation Units from the Trust;WHEREAS, The Depository Trust Company, a limited purpose trust company organized under the laws of the State of New York ("DTC"), or its nominee (Cede & Co.), will be the registered owner (the "Shareholder") of all Shares; and

WHEREAS, the Trust desires to appoint the Bank as its transfer agent, dividend disbursing agent, and agent in connection with certain other activities, and the Bank desires to accept such appointment;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.  Terms of Appointment; Duties of the Bank

1.1 Subject to the terms and conditions set forth in this Agreement, the Trust, on behalf of itself and each Series, hereby employs and appoints the Bank to act as, and the Bank agrees to act as, its transfer agent for the authorized and issued Shares of the Series, and as the Trust's dividend disbursing agent with respect to each Series.

1.2 Pursuant to such appointment, the Bank agrees that it will perform the following services:

(a)  In accordance with the terms and conditions of this Agreement and Participant Agreements prepared by the Distributor, a form of which is attached hereto as Exhibit A, the Bank shall:

(i) Perform and facilitate the performance of purchases and redemption ofCreation Units;

(ii) Prepare and transmit by means of DTC's book-entry system payments for dividends and distributions on or with respect to the Shares declared by the Trust on behalf of the applicable Trust;

(iii) Maintain the record of the name and address of the Shareholder and the number of Shares issued by the Trust and held by the Shareholder;

(iv)  Record the issuance of Shares of the applicable Series and maintain a record of the total number of Shares of the Series which are outstanding, and, based upon data provided to it by the Trust, the total number of authorized Shares. The Bank shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Trust.

(v) Prepare and transmit to the Trust and the Trust's administrator and to any applicable securities exchange (as specified to the Bank by the Trust or its administrator) information with respect to purchases and redemptions of Shares;

(vi) On days that the Trust may accept orders for purchases or redemptions, calculate and transmit to the Distributor and the Trust's administrator the number of outstanding Shares;

(vii) On days that the Trust may accept orders for purchases or redemptions (pursuant to the Participant Agreement), transmit to the Bank, the Trust and DTC the amount of Shares purchased on such day;

(viii)  Confirm to DTC the number of Shares issued to the Shareholder, as DTC may reasonably request;

(ix) Prepare and deliver other reports, information and documents to DTC as DTC may reasonably request;

(x)  Extend the voting rights to the Shareholder for extension by DTC to DTC participants and the beneficial owners of Shares in accordance with policies and procedures of DTC for book-entry only securities;

(xi) Distribute or maintain, as directed by the Trust, amounts related to purchases and redemptions of Creation Units, dividends and distributions, variation margin on derivative securities and collateral;

(xii) Send to the National Securities Clearance Corporation on the evening of each trade day a portfolio composition file for each Trust displaying the individual securities and the weightings that make up the each Trust's basket for the following trade day;

(xiii) Maintain those books and records of the Trust specified by the Trust in Schedule A attached hereto;

(xiv) Prepare a monthly report of all purchases and redemptions of Shares during such month on a gross transaction basis, and identify on a daily basis the net number of Shares either redeemed or purchased on such Business Day and with respect to each Authorized Participant purchasing or redeeming Shares, the amount of Shares purchased or redeemed;

(xv)  Receive from the Distributor (as defined in the Participant Agreement) or from its agent purchase orders from Authorized Participants (as defined in the Participant Agreement) for Creation Unit Aggregations of Shares received in good form and accepted by or on behalf of the Trust by the Distributor, transmit appropriate trade instructions to the National Securities Clearance Corporation, if applicable, and pursuant to such orders issue the appropriate number of Shares of the Trust and hold such Shares in the account of the Shareholder for each of the respective Trusts;

(xvi) Receive from the Authorized Participants redemption requests , deliver the appropriate documentation thereof to The Bank of New York as custodian for the Trust, generate and transmit or cause to be generated and transmitted confirmation of receipt of such redemption requests to the Authorized Participants submitting the same; transmit appropriate trade instructions to the National Securities Clearance Corporation and/or DTC, ifapplicable, and redeem the appropriate number of Creation Unit Aggregations of Shares held in the account of the Shareholder; and

(xvii) Confirm the name and principal place of business of each Authorized Participant.

(xviii)  The Bank may execute transactions directly with Authorized Participants to the extent necessary or appropriate to enable the Bank to carry out any of the duties set forth in items (i) through (xvii) above and in accordance with the Participant Agreement, as applicable.

(xix) Except as otherwise instructed by the Trust, the Bank shall process all transactions in each Series in accordance with the policies and procedures mutually agreed upon between the Trust and the Bank with respect to the proper net asset value to be applied to purchases received in good order by the Bank or from an Authorized Participant before any cut-offs established by the Trust, and such other matters set forth in items (i) through (xvii) above as these policies and procedures are intended to address.

(b)  The Bank may maintain and manage, as agent for the Trust, such accounts as the Bank shall deem necessary for the performance of its duties under this Agreement, including, but not limited to, the processing of Creation Unit purchases and redemptions; and the payment of dividends and distributions. The Bank may maintain such accounts at financial institutions deemed appropriate by the Bank in accordance with applicable law.

(c) In addition to the services set forth in the above sub-section 1.2(a), the Bank shall: perform the customary services of a transfer agent and dividend disbursing agent including, but not limited to, maintaining the account of the Shareholder, maintaining the items set forth on Schedule A attached hereto, and performing such services identified in each Participant Agreement.

(d) The following shall be delivered to DTC participants as identified by DTC as the Shareholder for book-entry only securities:

(i)  Annual and semi-annual reports of the Trust;

(ii) Trust proxies, proxy statements and other proxy soliciting materials;

(iii) Trust prospectus and amendments and supplements thereto, including stickers; and

(iv) Other communications as the Trust may from time to time identify as required by law or as the Trust may reasonably request

(v)  The Bank shall provide additional services, if any, as may be agreed upon in writing by the Trust and the Bank.

(e) The Bank shall keep records relating to the services to be performed hereunder, in the form and manner required by applicable laws, rules, and regulations under the 1940 Act and to the extent required by Section 31 of the 1940 Act and the rules thereunder (the "Rules"), all such books and records shall be the property of the Trust, will be preserved , maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Trust on and in accordance with its request.

1.3 Appropriate service levels ("Service Levels") will be negotiated in the course of onboarding as the requirements of the Trust are worked through by the respective service and operational teams at the Trust and Bank. Such Service Levels will be set forth in a separate service level agreement.

2.  Fees and Expenses

2.1 The Bank shall receive from the Trust such compensation for the Transfer Agent' s services provided pursuant to this Agreement as may be agreed to from time to time in a written fee schedule approved by the parties. The fees are accrued daily and billed monthly and shall be due and payable upon receipt of the invoice. Upon the termination of this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable upon the date of termination of this Agreement.

2.2  In addition to the fee paid under Section 2.1 above, the Trust agrees to reimburse the Bank for reasonable out-of-pocket expenses, including but not limited to confirmation production, postage, forms, telephone, microfilm, microfiche , tabulating proxies, records storage, or advances incurred by the Bank for the items set out in the fee schedule or relating to dividend distributions and reports (whereas all expenses related to creations and redemptions of Trust securities shall be borne by the relevant Authorized Participant in such creations and redemptions). In addition, any other expenses incurred by the Bank at the request or with the consent of the Trust, will be reimbursed by the Trust.

2.3 The Trust agrees to pay all fees and reimbursable expenses within thirty calendar days following the receipt of the respective billing notice accompanied by supporting documentation, as appropriate. Postage for mailing of dividends, proxies, Trust reports and other mailings to all shareholder accounts shall be advanced to the Bank by the Trust at least seven (7) days prior to the mailing date of such materials. The Trust shall notify the Bank in writing within thirty (30) calendar days following receipt of an invoice if the Trust is disputing any amounts in good faith. The Parties shall use good faith efforts to resolve any disputed portions of an invoice with respect to such payments and the Trust shall pay such disputed amounts promptly upon resolution of the dispute.

2.4  The Trust hereby represents and warrants to the Bank that (i) the terms of this Agreement, (ii) the fees and expenses associated with this Agreement, and (iii) any benefits accruing to the Bank or to the adviser to, or sponsor of, the Trust in connection with this Agreement, including, but not limited to, any fee waivers, reimbursements, or payments made, or to be made, by the Bank to such adviser or sponsor or to any affiliate of the Trust relating to this Agreement have been fully disclosed to the Board of Trustees of the Trust and that, if required by applicable law, such Board of Trustees has approved or will approve the terms of this Agreement, and any such fees, expenses, and benefits.

3. Representations and Warranties of the Bank

3.1  The Bank represents and warrants to the Trust that:

3.2  It is a banking company duly organized and existing and in good standing under the laws of the State of New York.

3.3 It is duly qualified to carry on its business in the State of New York.

3.4 It is empowered under applicable laws and by its Charter and By-Laws to act as transfer agent and dividend disbursing agent and to enter into, and perform its obligations under, this Agreement. No provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

3.5 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

3.6 It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

3.7 It is in compliance, in all material respects, with laws and regulations applicable to the Bank in its capacity as service provider hereunder, and it is registered as a transfer agent under Section 17A(c)(2) of the Securities Exchange Act of 1934, and it will remain so registered for the duration of this Agreement. The Bank will promptly notify the Trust in the event of any material change in its status as a registered transfer agent.

4. Representations and Warranties of the Trust

4.1 The Trust represents and warrants to the Bank that:

4.2 It is duly organized and existing and in good standing under the laws of the State of Delaware.

4.3  It is empowered under applicable laws and by its Declaration of Trust and By-Laws to enter into and perform this Agreement.

4.4  It is an open-end management investment company and will be registered under the 1940 Act at the time of any Share offering of a Series.

4.5 A registration statement under the Securities Act of 1933, as amended, on behalf of the Trust will be effective and will remain effective, and appropriate state securities law filings will have been made and will continue to be made, with respect to all Shares of the Trust being offered for sale.

5. Indemnification

5.1 The Bank shall not be responsible for, and each Series, on behalf of the Trust, severally and not jointly, shall indemnify and hold the Bank and its directors, officers, employees and agents harmless from and against, any and all losses, damages, costs, charges, counsel fees, including, without limitation, those incurred by the Bank in a successful defense of any claims by a Series or the Trust, payments, expenses and liability ("Losses") which may be sustained or incurred by the Bank and arising out of or attributable to: (i) a breach of any representation, warranty, or covenant under this Agreement by a Series; or (ii) the Bank's actions or omissions with respect to this Agreement, except for Losses arising out of its own bad faith, gross negligence or willful misconduct; or (iii) as a result of acting upon any instructions reasonably believed by the Bank to have been given by a person duly authorized by the Trust or; or (iv) upon reasonable reliance of information or records given or made by the Trust or Series; except for any Losses for which the Bank has accepted liability pursuant to Article 6 of this Agreement.

5.2 Subject to the limitations of liability contained in Section 6 of this Agreement , the Bank shall ind emnify and hold harmless each Series, severally and not jointly, from and against direct Losses incurred by the Series as the direct result of the Bank's bad faith, gross negligence or willful misconduct, except for Losses arising out of such Series' own bad faith, gross negligence or willful misconduct or that of its directors, officers, employees and agents.

5.3 This indemnification provision shall apply to actions taken or omissions pursuant to this Agreement or a Participant Agreement.

6. Standard of Care and Limitation of Liability

The Bank agrees that it shall perform its duties hereunder in accordance with legal and regulatory requirements applicable to the Bank. The Bank shall have no responsibility and shall not be liable for any Losses, except that the Bank shall be liable to the Trust and each Series for direct costs, expenses, damages , liabilities or claims arising out of the Bank's own gross negligence or willful misconduct or that of its employees. The parties agree that any encoding or payment processing errors shall be governed by this standard of care, and not Section 4-209 of the Uniform Commercial Code which shall be superseded by this Article. In no event shall the Bank be liable for special, indirect or consequential damages, regardless of the form of action and even if the same were foreseeable. For purposes of this Agreement, none of the following shall be or be deemed a breach of the Bank's standard or care:

(a)  The conclusive reliance on or use by the Bank or its agents or subcontractors of information, records, documents or services which (i) are received by the Bank or its agents or subcontractors, and (ii) have been prepared, maintained or performed by the Trust or any other person or firm on behalf of the Trust including but not limited to any previous transfer agent or registrar.

(b)  The conclusive reliance on, or the carrying out by the Bank or its agents or subcontractors of, any instructions or requests of the Trust or instructions or requests on behalf of the Trust.

(c)  The offer or sale of Shares by or for the Trust in violation of any requirement under the federal securities laws or regulations, or the securities laws or regulations of any state that such Shares be registered in such state, or any violation of any stop order or other detennination or ruling by any federal agency, or by any state with respect to the offer or sale of Shares in such state.

7. Concerning the Bank

7.1

(a) The Bank may employ agents or attorneys-in-fact which are not affiliates of the Bank and shall be liable for any loss or expense arising out of, or in connection with, the actions or omissions to act of such agents or attorneys-in-fact to the same extent as if such actions or omissions to act were by the Bank.

(b)  The Bank may, subject to notice but without the prior consent of the Trust, enter into subcontracts, agreements and understandings, whenever and on such terms and conditions as it deems necessary or appropriate to perfonn its services hereunder . No such subcontract, agreement or understanding shall discharge Bank from its obligations hereunder.

7.2  The Bank shall be entitled to conclusively rely upon any written or oral instructions actually received by the Bank and reasonably believed by the Bank to be issued by a person duly authorized by the Trust or applicable Series. The Trust agrees to forward to the Bank written instructions confirming oral instructions by the close of business of the same day that such oral instructions are given to the Bank. The Trust agrees that the fact that such confirming written instructions are not received or that contrary written instructions are received by the Bank shall in no way affect the validity or enforceability of transactions authorized by such oral instructions and effected by the Bank.

7.3  The Bank shall establish and maintain a business continuity and a disaster recovery plan and back-up system satisfying the requirements of its regulators (the "Disaster Recovery Plan and Back-Up System"). The Bank shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly , by circumstances beyond its control which are not a result of its gross negligence , including without limitation , acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; pandemics; riots; interruption, loss or malfunctions of transportation, computer (hardware or software) or communication services; labor disputes; acts of civil or military authority; governmental actions; or inability to obtain labor, material, equipment or transportation, provided that the Bank has established and is maintaining the Disaster Recovery Plan and Back-Up System, or if not, that such delay or failure would have occurred even if the Bank had established and was maintaining the Disaster Recovery Plan and Back-Up System. Upon the occurrence of any such delay or failure the Bank shall use commercially reasonable best efforts to resume performance as soon as practicable under the circumstances. In the event that the Trust or a Series reasonably believes that the occurrence of any such event will substantially prevent, hinder or delay performance of the services contemplated by this Agreement for more than five (5) consecutive business days, the Trust or Series may take commercially reasonable actions to mitigate the impact of such services not being provided; provided, that the Trust or Series shall consult with the Bank in good faith in connection with any such mitigation and the Bank shall provide the Trust with reasonable assistance under the relevant circumstances in good faith in connection therewith; provided, further, that the Bank shall resume or Series providing, and the Trust or Series shall pay for, such services when the Bank resumes providing them, unless the Trust or Series have tenninated this Agreement pursuant to the tenns of Section 9. Notwithstanding anything set forth in this Section 7.3, in no event shall a Trust or Series be obligated to pay any fees under this Agreement to the Bank with respect to any services not actually provided during any event described in this Section 7.3. BNY will use commercially reasonable efforts to minimize the effect of any such events, and shall give the Trust notice describing the event as soon as reasonably practicable, the effect of the event on the Bank's ability to perform its obligations under this Agreement, and give regular updates regarding the action it is taking to restore performance of its obligations and the actions it has taken to mitigate the impact of the event.

7.4 The Bank shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement and the Participation Agreement, and no covenant or obligation shall be implied against the Bank in connection with this Agreement, except as set forth in this Agreement and the Participation Agreement.

7.5 At any time the Bank may apply to an officer of the Trust, but is not obligated to do so, for written instructions with respect to any matter arising in connection with the Bank's duties and obligations under this Agreement, and the Bank, its agents, and subcontractors shall not be liable for any action taken or omitted to be taken in good faith in accordance with such instructions. Such application by the Bank for instructions from an officer of the Trust may, at the option of the Bank, set forth in writing any action proposed to be taken or omitted to be taken by the Bank with respect to its duties or obligations under this Agreement and the date on and/or after which such action shall be taken, and the Bank shall not be liable for any action taken or omitted to be taken in accordance with a proposal included in any such application on or after the date specified therein unless, prior to taking or omitting to take any such action, the Bank has received written or oral instructions in response to such application specifying the action to be taken or omitted. In connection with the foregoing, the Bank may consult with legal counsel of its own choosing, but is not obligated to do so, and advise the Trust if any instructions provided by the Trust at the request of the Bank pursuant to this Article or otherwise would, to the Bank's knowledge, cause the Bank to take any action or omit to take any action contrary to any law, rule, regulation or commercially reasonable practice for similarly situated service providers. In the event a situation or circumstance arises whereby the Bank adopts a course of conduct in reliance upon written legal advice it has received (which need not be a formal opinion of counsel) and the course of conduct is not identical to the course of conduct contained in the instructions received from the Trust, the Bank may reply upon and follow the written legal advice without liability hereunder provided it otherwise acts in compliance with this Agreement and notifies the Trust of its determination.

7.6  The Bank, its agents and subcontractors may act upon any paper or document, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided to the Bank or its agents or subcontractors by or on behalf of the Trust by machine readable input, telex, CRT data entry or other similar means authorized by the Trust, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Trust.

7.7  The Bank shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by the Bank in connection with the services provided by the Bank hereunder. Notwithstanding the foregoing, the parties hereto acknowledge that the Trust shall retain all ownership rights in the Trust's data maintained on the Bank's electronic system in connection with the services provided by the Bank hereunder. The Bank agrees that all records prepared or maintained by the Bank relating to the services to be performed by the Bank hereunder will be preserved, maintained in accordance with the record retention policies of the Bank and made available upon reasonable request to the Trust or applicable regulatory bodies.

7.8  Notwithstanding any provisions of this Agreement to the contrary, the Bank shall be under no duty or obligation to inquire into, and shall not be liable for:

(a) The legality of the issue, sale or transfer of any Shares, the sufficiency of the amount to be received in connection therewith, or the authority of the Trust to request such issuance, sale or transfer;

(b)  The legality of the purchase of any Shares, the sufficiency of the amount to be paid in connection therewith, or the authority of the Trust to request such purchase;

(c)  The legality of the declaration of any dividend by the Trust, or the legality of the issue of any Shares in payment of any stock dividend; or

(d)  The legality of any recapitalization or readjustment of the Shares.

8.  Providing of Documents by the Trust and Transfers of Shares

8.1 The Trust shall promptly furnish to the Bank with a copy of its Declaration of Trust and all amendments thereto.

8.2 In the event that DTC ceases to be the Shareholder, the Bank shall re-register the Shares in the name of the successor to DTC as Shareholder upon receipt by the Bank of such documentation and assurances as it may reasonably require.

8.3  The Bank shall have no responsibility whatsoever with respect to of any beneficial interest in any of the Shares owned by the Shareholder.

8.4 The Trust shall deliver to the Bank the following documents on or before the effective date of any increase, decrease or other change in the total number of Shares authorized to be issued:

(a) A certified copy of the amendment to the Trust's Declaration of Trust with respect to such increase, decrease or change; and

(b) An opinion of counsel for the Trust, in a form satisfactory to the Bank, with respect to (i) the validity of the Shares, the obtaining of all necessary governmental consents, whether such Shares are fully paid and non-assessable and the status of such Shares under the Securities Act of 1933, as amended, and any other applicable federal law or regulations (i.e., if subject to registration, that they have been registered and that the Registration Statement has become effective or, if exempt, the specific grounds therefore), (ii) the status of the Trust with regard to the 1940 Act, and (iii) the due and proper listing of the Shares on all applicable securities exchanges.

8.5 Prior to the issuance of any additional Shares pursuant to stock dividends, stock splits or otherwise, and prior to any reduction in the number of Shares outstanding, the Trust shall deliver to the Bank:

(a) A certified copy of the order or consent of each governmental or regulatory authority required by law as a prerequisite to the issuance or reduction of such Shares, as the case may be, and an opinion of counsel for the Trust that no other order or consent is required; and

(b) An opinion of counsel for the Trust, in a form satisfactory to the Bank, with respect to (i) the validity of the Shares, the obtaining of all necessary governmental consents, whether such Shares are fully paid and non-assessable and the status of such Shares under the Securities Act of 1933, as amended, and any other applicable federal law or regulations (i.e., if subject to registration, that they have been registered and that the Registration Statement has become effective or, if exempt, the specific grounds therefore), (ii) the status of the Trust with regard to the 1940 Act, and (iii) the due and proper listing of the Shares on all applicable securities exchanges.

8.6 The Bank and the Trust agree that all books, records, confidential, non-public, or proprietary information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any person other than its auditors, accountants, regulators, employees, agents, attorneys-in-fact or counsel, except as may be, or may become required by law, by administrative or judicial order or by rule. The foregoing confidentiality obligation shall not apply to any information to the extent: (i) it is already known to the receiving party at the time it is obtained; (ii) it is or becomes publicly known or available through no wrongful act of the receiving party: (iii) it is rightfully received from a third party who , to the receiving party's knowledge, is not under a duty of confidentiality; (iv) it is released by the protected party to a third party without restriction; or (v) it has been or is independently developed or obtained by the receiving party without reference to the information provided by the protected party. Further, the Bank shall have in place and maintain administrative, technical and physical safeguards, appropriate to the type of Customer Data concerned, reasonably designed to: (i) maintain the integrity, confidentiality and availability of Customer Data; (ii) protect against anticipated threats or hazards to the security or integrity of Customer Data; (iii) protect against unauthorized access to or use of Customer Data that could result in substantial harm or inconvenience to Customer or its clients, and (iv) provide for secure disposal of Customer Data.

8.7  In case of any requests or demands for the inspection of the Shareholder records of the Trust, the Bank will promptly employ reasonable commercial efforts to notify the Trust and secure instructions from an authorized officer of the Trust as to such inspection. The Bank reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to exhibit the Shareholder records to such person.

9. Termination of Agreement

9.1 This Agreement shall be effective on the date first written above and, unless terminated pursuant to its terms, shall continue in full force and effect.

9.2 Either Party may terminate this Agreement at any time upon one-hundred-eighty (180) days' prior written notice to the other Party.

9.3 If a party materially breaches this Agreement (a "Defaulting Party") the other party (the "Non-Defaulting Party") may give written notice thereof to the Defaulting Party ("Breach Notice"), and if such material breach shall not have been remedied within thirty (30) days after the Breach Notice is given, then the Non Defaulting Party may terminate this Agreement by giving written notice of termination to the Defaulting Party ("Breach Termination Notice"), in which case this Agreement shall terminate as of 11:59 PM on the 30th day following the date the Breach Termination Notice is given, or such later date as may be specified in the Breach Termination Notice. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party. If a Force Majeure Event continues for more than three (3) months after the commencement of the Force Majeure Event, either Party hereto may terminate this Agreement by giving not less than thirty (30) calendar days' notice in writing to the other Party.

9.4  Notwithstanding any other provision of this Agreement, the Bank or the Trust may in its sole discretion terminate this Agreement immediately by sending notice thereof to the other party upon the happening of any of the following: (i) the other party commences as debtor any case or proceeding under any bankruptcy, insolvency or similar law, or there is commenced against the other party any such case or proceeding; (ii) the other party commences as debtor any case or proceeding seeking the appointment of a receiver, conservator, trustee, custodian or similar official for the other party or any substantial part of its property or there is commenced against the other party any such case or proceeding; (iii) the other party makes a general assignment for the benefit of creditors; or (iv) the other party admits in any recorded medium, written, electronic or otherwise, its inability to pay its debts as they come due. The Bank or the Trust, as applicable, may exercise its termination right under this Section 9.4 at any time after the occurrence of any of the foregoing events notwithstanding that such event may cease to be continuing prior to such exercise, and any delay in exercising this right shall not be construed as a waiver or other extinguishment of that right. Any exercise by the Bank or the Trust of its termination right under this Section 9.4 shall be without any prejudice to any other remedies or rights available to the Bank or the Trust and shall not be subject to any fee or penalty, whether monetary or equitable. Notwithstanding the provisions of Section 16, notice of termination under this Section 9.4 shall be considered given and effective when given, not when received.

9.5 The Trust may terminate this Agreement at any time on sixty (60) days' notice to the Bank if a Service Rating Breach (as defined below) has occurred and has not been remedied.

(a) The terms "KPI," "Service Period" and "Service Rating" each shall have their respective meanings given in the Service Levels; and

(b) The term "Service Rating Breach" shall mean:

(i)  Any KPI Service Rating is classified as "red" in three (3) consecutive Service Periods;

(ii)  Any KPI Service Rating is classified as "amber" in six (6) consecutive Service Periods;

(iii)   Any KPI Service Rating is classified as "red" in six (6) Service Periods out of twelve (12) consecutive Service Periods.

9.6 Notwithstanding any provision of this Section 9 to the contrary, in the event that this Agreement is terminated in its entirety, the parties agree to continue operating under the tenns of this Agreement as if this Agreement remained in full force and effect for up to one (1) year or for such shorter period of time as the parties mutually agree is necessary for the Bank to transfer the books and records pertaining to the Fund or Funds which are in the Bank's possession or control to a successor service provider (the "Transition Period"); provided, that during any such Transition Period, the Bank will be entitled to compensation for the Bank's Transition Period services pursuant to Section 2 and the provisions of this Agreement relating to the duties and obligations of the Bank will remain in full force and effect.

9.7  Should the Trust exercise its right to terminate, all out of pocket expenses associated with the movement of records and material will be borne by the Trust.

10.  Additional Series

In the event that the Trust establishes one or more additional series of Shares with respect to which it desires to have the Bank render services as transfer agent under the terms hereof, it shall so notify the Bank in writing, and if the Bank agrees in writing to provide such services, such additional series shall be a Series hereunder, and such additional issuance shall become Shares hereunder.

11. Assignment

11.1 Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party; provided, however, either party may assign this Agreement to a party controlling, controlled by or under common control with it.

11.2 Notwithstanding Section 11.1, the Bank may assign or transfer this Agreement to any Bank Affiliate or transfer this Agreement in connection with a sale of a majority or more of its assets, equity interests or voting control, provided that the Bank gives the Trust thirty (30) days' prior written notice of such assignment or transfer and such assignment or transfer does not impair the provision of services under this Agreement in any material respect, and the assignee or transferee agrees to be bound by all terms of this Agreement in place of BNY, provided further, that if the Bank assigns or transfers this Agreement pursuant to this Section 11.2 to a non-Bank Affiliate without the written consent of the Trust, the Trust shall have the option, exercisable for ninety (90) days after receiving written notice of such assignment or transfer (or for such longer period as may be mutually agreed by the parties), to terminate this Agreement.

11.3  This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

12.  Severability and Beneficiaries

12.1  In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, the legality and enforceability of the remaining provisions shall not in any way be affected thereby provided obligation of the Trust to pay is conditioned upon provision of services.

12.2  This Agreement is solely for the benefit of the Bank and the Trust, and none of any Participant (as defined in the Participation Agreement), the Distributor, any Shareholder or beneficial owner of any Shares shall be or be deemed a third party beneficiary of this Agreement.

13.  Amendment

This Agreement may be amended or modified by a written agreement executed by both parties.

14.  New York Law to Apply

This Agreement shall be construed in accordance with the substantive laws of the State of New York, without regard to conflicts of laws principles thereof. The Trust and the Bank hereby consent to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder. The Trust and the Bank each hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any such proceeding brought in such a court and any claim that such proceeding brought in such a court has been brought in an inconvenient forum. The Trust and the Bank each hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or relating to this Agreement. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Securities and Exchange Commission thereunder.

15.  Merger of Agreement

This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

16. Notices

All notices and other communications as required or permitted hereunder shall be in writing and sent by first class mail, postage prepaid, addressed as follows or to such other address or addresses of which the respective party shall have notified the other.

If to the Bank:

The Bank of New York Mellon

240 Greenwich Street

New York, New York 10286

Attention: ETF Operations

with a copy to:

The Bank of New York Mellon

240 Greenwich Street

New York, New York 10286

Attention: Legal Dept. - Asset Servicing

If to the Trust:
Man ETF Series Trust
Avenue of the Americas, 21st Floor
New York, NY 10105
Attention: Legal US

17. Information Sharing

The Bank of New York Mellon Corporation is a global financial organization that provides services to clients through its affiliates and subsidiaries in multiple jurisdictions (the " BNY Group"). The BNY Group may centralize functions including audit, accounting, risk, legal, compliance, sales, administration, product communication , relationship management , storage, compilation and analysis of customer-related data, and other functions (the "Centralized Functions " ) in one or more affiliates, subsidiaries and third-party service providers. Solely in connection with the Centralized Functions, (i) the Trust consents to the disclosure of and authorizes the Bank to disclose information regarding the Trust ("Customer-Related Data") to the BNY Group and to its third-party service providers who are subject to confidentiality obligations with respect to such information and (ii) the Bank may store the names and business contact information of the Trust's employees and representatives on the systems or in the records of the BNY Group or its service providers. The BNY Group may aggregate Customer-Related Data with other data collected and/or calculated by the BNY Group, and notwithstanding anything in this Agreement to the contrary the BNY Group will own all such aggregated data, so long as such aggregated data cannot be identified either directly or by inference or implication and provided further that the BNY Group shall not distribute the aggregated data in a format that identifies Customer-Related Data with a particular customer. The Trust confirms that it is authorized to consent to the foregoing.

18. Counterparts

This Agreement may be executed by the parties hereto in any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

19. Limitation of Liability of Trustees and Shareholders of the Trust

It is expressly acknowledged and agreed that the obligations of the Trust hereunder shall not be binding upon any of the shareholders , trustees, officers, employees or agents of the Trust, personally, but shall bind only the property of the Trust, as provided in the Trust's Declaration of Trust. The execution and delivery of this Agreement have been authorized by the trustees of the Trust and signed by an officer of the Trust, acting as such, and neither such authorization by such trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the property of the Trust as provided in is Declaration of Trust.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the latest date set forth below.

EACH SERIES OF THE TRUST LISTED ON APPENDIX A

By:	/s/ Lisa Muñoz
Name: Lisa Muñoz
Title: Initial Trustee

Date: August 26, 2025

THE BANK OF NEW YORK MELLON

By:	/s/ Michael Gronsky
Name: Michael Gronsky
Title: Senior Vice President

Date: August 27, 2025

APPENDIX A

Man Active Income ETF
Man Active High Yield ETF